Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Fourth-Quarter 2014 and Full-Year Financial Results

•	Fourth-quarter revenues rose 22 percent and represented second highest quarterly revenue

•	Fourth-quarter diluted earnings per share increased more than 50 percent

•	Annual overall average daily volume reached a record 13.7 million contracts in 2014, along with annual records in interest rates and options
CHICAGO, February 5, 2015 — CME Group Inc. (NASDAQ: CME) today reported revenues of $841 million and operating income of $472 million for the fourth quarter of 2014. Net income attributable to CME Group was $306 million and diluted earnings per share were $0.91. Excluding the items noted in the reconciliation, adjusted earnings per share would have been $0.951.
“During the fourth quarter, we saw a pickup in volatility that helped drive broad-based growth across all our major product offerings,” said CME Group Executive Chairman and President Terry Duffy.  “Average daily volume reached nearly 15 million contracts, up more than 30 percent and representing the second highest quarterly volume in our history.  This strong performance also reflects the success of our investments to spur organic growth by attracting trading from customers outside the United States.  In addition, we have made significant progress with our OTC initiatives, which continue to drive more activity in our core products.  As a result, our revenue during the quarter was up more than 20 percent, and earnings per share rose more than 50 percent.”
“We saw significant growth in every product area during the fourth quarter, ranging from 14 percent in metals to 41 percent in interest rates,” said CME Group Chief Executive Officer Phupinder Gill.  “Total options rose 38 percent and futures grew 29 percent compared with the same period last year, while electronic options increased more than 50 percent.  International volumes also grew by nearly 50 percent, reaching a record 3 million contracts per day in the fourth quarter.  We also reached our highest level of open interest ever and broke the record for highest daily volume.  Further, we restructured the business during the quarter, positioning ourselves to generate higher margins and earnings going forward.”

1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to Non-GAAP Measures chart at the end of the financial statements.
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Fourth-quarter 2014 average daily volume was 14.8 million contracts, up 31 percent from fourth-quarter 2013, and the highest quarterly average daily volume since the first quarter of 2008. Clearing and transaction fee revenues were $713.0 million, up 24 percent compared with fourth-quarter 2013. Fourth-quarter 2014 total average rate per contract was 73.1 cents, up from 72.5 cents in third-quarter 2014, driven primarily by a higher proportion of total volume coming from commodities products, which have higher average fees.
As of December 31, 2014, the company had $1.4 billion of cash and marketable securities and $2.1 billion of long-term debt.

The company declared dividends during 2014 of $1.3 billion, including the annual variable dividend for 2014 of $671 million, which was paid in January 2015. The company has returned more than $4 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.

CME Group will hold a conference call to discuss fourth-quarter 2014 results at 4:30 p.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange.  CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions.  These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,366.1	$2,469.7
Marketable securities	74.7	68.4
Accounts receivable, net of allowance	341.2	302.7
Other current assets (includes $37.0 and $40.0 in restricted cash)	196.5	209.7
Performance bonds and guaranty fund contributions	40,566.8	21,355.1
Total current assets	42,545.3	24,405.6
Property, net of accumulated depreciation and amortization	508.9	513.4
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,637.4	2,741.2
Goodwill	7,569.0	7,569.0
Other assets (includes $72.4 and $74.0 in restricted cash)	1,805.6	1,873.3
Total Assets	$72,241.5	$54,277.8
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$36.9	$36.2
Short-term debt	—	749.9
Other current liabilities	927.5	1,169.8
Performance bonds and guaranty fund contributions	40,566.8	21,355.1
Total current liabilities	41,531.2	23,311.0
Long-term debt	2,107.9	2,107.2
Deferred income tax liabilities, net	7,302.7	7,249.7
Other liabilities	376.2	449.4
Total Liabilities	51,318.0	33,117.3
CME Group shareholders’ equity	20,923.5	21,154.8
Non-controlling interest	—	5.7
Total Equity	20,923.5	21,160.5
Total Liabilities and Equity	$72,241.5	$54,277.8

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues
Clearing and transaction fees	$713.0	$576.8	$2,616.3	$2,460.4
Market data and information services	89.6	76.5	356.3	315.4
Access and communication fees	21.1	20.8	82.7	83.2
Other	17.4	12.9	57.2	77.3
Total Revenues	841.1	687.0	3,112.5	2,936.3
Expenses
Compensation and benefits	144.8	126.6	552.1	518.9
Communications	7.7	8.6	32.0	35.3
Technology support services	15.9	14.0	58.2	53.6
Professional fees and outside services	29.7	44.9	129.0	130.3
Amortization of purchased intangibles	24.9	25.6	100.6	103.0
Depreciation and amortization	31.5	34.3	132.6	135.1
Occupancy and building operations	25.7	21.6	96.8	78.3
Licensing and other fee agreements	34.0	24.1	114.2	97.9
Other	55.4	64.1	128.6	146.9
Total Expenses	369.6	363.8	1,344.1	1,299.3
Operating Income	471.5	323.2	1,768.4	1,637.0
Non-Operating Income (Expense)
Investment income	10.1	10.0	35.8	44.9
Interest and other borrowing costs	(28.7)	(38.6)	(119.4)	(151.4)
Equity in net earnings (losses) of unconsolidated subsidiaries	20.9	12.4	84.8	70.5
Other non-operating income (expense)	—	—	1.8	—
Total Non-Operating	2.3	(16.2)	3.0	(36.0)
Income before Income Taxes	473.8	307.0	1,771.4	1,601.0
Income tax provision	167.3	113.9	644.5	622.9
Net Income	306.5	193.1	1,126.9	978.1
Less: net income (loss) attributable to non-controlling interests	—	—	(0.2)	1.3
Net Income Attributable to CME Group	$306.5	$193.1	$1,127.1	$976.8
Earnings per Common Share Attributable to CME Group:
Basic	$0.91	$0.58	$3.37	$2.94
Diluted	0.91	0.58	3.35	2.92
Weighted Average Number of Common Shares:
Basic	335,197	333,636	334,409	332,678
Diluted	336,630	335,311	336,063	334,398

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014
Trading Days	64	61	63	64	64
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014
Interest rate	5,274	6,725	6,668	7,181	7,445
Equity	2,471	2,890	2,465	2,586	3,114
Foreign exchange	705	817	638	797	959
Energy	1,571	1,705	1,457	1,562	1,797
Agricultural commodity	992	1,168	1,084	1,058	1,173
Metal	317	355	323	308	361
Total	11,331	13,659	12,636	13,493	14,848
Venue
Electronic	9,723	11,703	10,888	11,627	12,982
Open outcry	957	1,179	1,100	1,208	1,218
Privately negotiated*	651	778	647	657	648
Total	11,331	13,659	12,636	13,493	14,848
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014
Interest rate	$0.504	$0.481	$0.473	$0.473	$0.472
Equity	0.702	0.712	0.714	0.687	0.697
Foreign exchange	0.835	0.804	0.861	0.788	0.760
Energy	1.279	1.364	1.298	1.291	1.279
Agricultural commodity	1.327	1.369	1.430	1.362	1.321
Metal	1.682	1.707	1.715	1.707	1.664
Average RPC	$0.780	$0.767	$0.749	$0.725	$0.731

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

Quarter Ended
December 31, 2014
GAAP Net Income Attributable to CME Group	$306.5

Foreign exchange transaction losses[1]	11.2

Acquisition-related costs	2.0

Reorganization costs	12.4

Data center lease termination fee	2.1

Income tax effect related to above	(6.1)

Other income tax items[2]	(9.2)

Adjusted Net Income Attributable to CME Group	$318.9

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$0.91
Diluted	0.91

Adjusted Earnings per Common Share Attributable to CME Group:
Basic	$0.95
Diluted	0.95

Weighted Average Number of Common Shares:
Basic	335,197
Diluted	336,630

1. Fourth-quarter 2014 results included foreign exchange transaction net losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.
2. Other income tax items include the impact of a change in state and local tax apportionment factors and a favorable settlement of various tax audits.